Ref: HWPL/2010/vi202

9th July, 2010

Hutchison Estate Agents

Ms. Chan, Min Yee
c/o Landscope Real Estate Services Ltd.
Room 703 & 1304, Admiralty Centre Tower 1
No. 18 Harcourt Road
Hong Kong

BY FAX & BY HAND
(Fax No.: 3101-1002)

Attn: Mr. Samson Hon

Dear Sirs,

Re: Unit 1104, 11/F, 9 Chong Yip Street, Kwun Tong, Kowloon ("the Premises")

We act on behalf of Clifton Properties Limited and Kingsworth Limited, the Landlords of the Premises.

We refer to the recent discussion between Mr. Samson Hon of Landscope Real Estate Services Ltd., agent acting on your behalf and our Mr. Daniel Cheng, and are pleased to offer your company a new tenancy in respect of the Premises, on the following terms and conditions:-

1. The Premises
   Unit 1104 on 11/F, 9 Chong Yip Street, Kwun Tong, Kowloon as shown coloured pink on the attached floor plan with gross area of approximately 1,381 sq. ft.

2. Landlords
   Clifton Properties Limited and Kingsworth Limited.

3. Tenant
   Ms. Chan, Min Yee trading as "E-world USA".

   Please note that sub-letting, lending, underletting or assigning of the Premises will not be permitted.

4. Usage
   For office use only.

5. Government Regulations
   It is the Tenant's responsibility to obtain all necessary consents or licences, if any, from the relevant government authorities related to the use of the Premises and the Tenant shall ensure that all appropriate approvals, licences or permits of any government authorities are obtained prior to the use of the Premises.

6. Term of Tenancy
   Two (2) years commencing from 15th July, 2010 to 14th July, 2012.

..../2

Hutchison Estate Agents Limited
3/F, One Harbourfront, 18 Tak Fung Street
Hunghom, Kowloon, Hong Kong
Tel +852 2128 7500 Fax +852 2128 7888
www.hwpg.com

Ref: HWPL/2010/vi202

9th July, 2010

7. Monthly Rental
HK$16,572.00 per calendar month. The said rental is exclusive of Rates, Government Rent, Management Fee and other outgoings.

If you shall fail promptly to pay the rent and / or other charges and / or other moneys payable under the tenancy, we shall be entitled, inter alia, to recover from you as a debt interest calculated at the rate of 1.25% per month on the rent and / or other charges in arrears and / or other moneys unpaid or any part thereof from the date due for payment to the date of actual payment.

8. Rates and Government Rent
To be borne by the Tenant.

9. Rent-Free Period
One (1) month's rent free period will be given to the Tenant from 15th July, 2010 to 14th August, 2010. However, the Tenant shall be responsible for payment of Rates, Government Rent, Management Fee and other outgoings during the rent-free period.

10. Management Fee
HK$2,347.70 per calendar month. The Landlords reserve the right to adjust the Management Fee as and when necessary.

11. Landlords' Provision and Handing Over
The Premises will be handed over to the Tenant in "as-is" condition, and the Tenant shall appoint the Landlords' nominated contractor(s) for maintenance of the sprinkler system and split type air-conditioners. Any alteration and addition to suit the Tenant's requirements will be subject to the Landlords' approval and all the related costs will be to the Tenant's account.

At the expiration or sooner determination of the tenancy, the Tenant shall be required to reinstate the Premises into "bareshell" condition and on an open plan layout, provided with the Landlords' standard provision such as suspended ceiling system with light fittings, ceiling tiles, sprinkler system and split type air-conditioners.

12. Internal Layout
In the event of your acceptance of this offer, detailed floor plan in quadruplicate showing your proposed internal layout for the Premises including electrical wiring diagram must be submitted to the Landlords for approval before commencement of such works. Any alteration and addition to the existing fire services must be carried out by the Landlords' nominated contractor(s) at the Tenant's own cost.

13. Special Conditions
(a) The Landlords shall have the right to terminate the tenancy of the Premises at any time during the term by giving to the Tenant six months' prior written notice in the event the Landlords resolve to sell or re-develop or reconstruct the Premises or 9 Chong Yip Street (the "Building") or any part thereof whether wholly by demolition and rebuilding or otherwise, or partially by renovation, refurbishment or otherwise or to amend change or alter the layout or configuration of the Building or any part thereof either alone or jointly with the owner or owners of the other premises of the Building. Please refer to ***Appendix A*** attached. The clause which provides that Landlords shall have the right to terminate the tenancy as aforesaid to be inserted in the Tenancy Agreement of the Premises shall follow the Landlords' standard clause to such effect applicable at the time immediately before the commencement of the term.

....../3

13. Special Conditions (Cont'd)

(b) If the Tenant fails for whatsoever reason to sign and return the Formal Tenancy Agreement (in which respect time shall be of the essence) or to comply with any of the terms of this letter, the Landlords shall have the right to terminate the tenancy and to re-enter upon the Premises or any part thereof whereupon the tenancy deposit paid hereunder shall be absolutely forfeited to the Landlords (as liquidated damages and not as penalty) without prejudice to the right of the Landlords to claim from the Tenant any further damage it may suffer over and above the said deposit and the Landlords shall be at liberty to relet the Premises to any third party without further notice to the Tenant.

(c) Notwithstanding anything whatsoever contained in this letter (including Clause 13(d)), if the Tenant fails promptly to pay the rent and / or other charges and / or other moneys payable under the tenancy, the Landlords shall be entitled, inter alia, to disconnect or discontinue the supply of services to the Premises and / or to the Tenant such as water and electric power forthwith without prior notice to the Tenant.

(d) Subject to and without prejudice to the Landlords' rights under this letter (including Clause 13(c)) and provided that the Tenant promptly pays the rent and other charges payable under the tenancy and complies with all the terms of this letter, the Tenant shall peaceably hold and enjoy the Premises during the term of the tenancy without interruption by the Landlords or any person lawfully claiming under or in trust for the Landlords.

14. Tenant's Share of the Fee for the Preparation of the Tenancy Agreement
HK$1,000.00.

15. Legal Cost
Each party to bear its own costs, if any.

16. Stamp Duty, Registration Fee and Other Disbursement
To be shared equally between the Landlords and the Tenant.

17. Tenancy Deposit
HK$56,759.10 equivalent to three (3) months' rental and management fee. The Tenant shall be required to top up the tenancy deposit to an equivalent of three (3) months' rental and management fee when such charges are increased pursuant to the terms and provision of the Formal Tenancy Agreement.

18. Tenancy Agreement
The Tenant shall sign a formal Tenancy Agreement in respect of the Premises within 14 days from the date of receiving the Tenancy Agreement from the Landlords. The Tenant shall use the standard form of the Tenancy Agreement prepared by the Landlords as per the specimen attached. Upon signing of the formal Tenancy Agreement, this offer letter shall be superseded by the Tenancy Agreement.

19. Hutchison Estate Agents Limited as the Landlords' Agent
The Tenant shall pay to the Landlords' agent, Hutchison Estate Agents Limited ("HEAL"), all deposits, rents, other charges and all other monies payable by the Tenant to the Landlords under this tenancy. The receipt by HEAL from the Tenant of any monies as aforesaid shall be a sufficient discharge of the Tenant's obligation in respect of the payment of such monies.

Ref: HWPL/2010/vi202

9th July, 2010

We also enclose herewith our Company's Personal Data Statement to Customers for your reference and information.

Please confirm your acceptance of the above offer by signing and returning to us the attached copy of this letter together with your cheque in the amount of HK$57,759.10 being payment of the tenancy deposit (HK$56,759.10) and tenant's share of the fee for the preparation of the tenancy agreement (HK$1,000.00) payable to "Hutchison Estate Agents Limited" on or before 12th July, 2010. Upon receiving your confirmation, we shall prepare the Tenancy Agreement for your execution.

Should you have any queries, please do not hesitate to contact the undersigned at 2128-7249 or our Mr. Daniel Cheng at 2128-7569.

Yours faithfully,
For and on behalf of
HUTCHISON ESTATE AGENTS LIMITED

Raymond Kan
Marketing Manager

RK/DC/vi

Encl.

Acceptance confirmed by:

Signature
Chan, Min Yee
HKID Card No.: C 644292(5)

Date: 13-7-2010

Appendix A

It is hereby agreed that notwithstanding anything hereinbefore contained to the contrary at any time during the Term if the Landlords shall resolve to sell or re-develop or reconstruct the Premises or the Building or any part thereof whether wholly by demolition and rebuilding or otherwise, or partially by renovation, refurbishment or otherwise or to amend change or alter the layout or configuration of the Building or any part thereof including the Premises either alone or jointly with the owner or owners of the other premises of the Building then in any of such events the Landlords shall have the right upon giving six months' prior notice in writing to the Tenant to terminate this Agreement and this Tenancy shall determine upon the expiration of such notice but without prejudice to the right and remedies of either party against the other in respect of any antecedent claim or breach of any of the agreements or stipulations herein set out. The Tenant shall deliver vacant possession of the Premises to the Landlords upon the expiration of the said notice and shall not be entitled to claim any damages or compensation in respect of such early determination.

For the purpose of this clause and Agreement the Landlords are deemed to have resolved to sell or re-develop or reconstruct or to amend change or alter the layout or configuration of the Building or any part thereof if the Landlords have passed a resolution by its Board of Directors to the effect that the Landlords intend to sell or re-develop or reconstruct or to amend change or alter the layout or configuration of the Building or any part thereof as aforesaid.

It is also agreed and declared notwithstanding any other provision herein and notwithstanding any law to the contrary the Tenant's optional right(s) (if any) shall extinguish and determine upon the service of the said notice of termination (whether the same shall have been exercised by the Tenant or not) and the Tenant shall not be entitled to any claim against the Landlords for any damages or compensation or any relief against such early determination of optional right(s).


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A/C PLATFORM

11th FLOOR PLAN

OFFICE DEVELOPMENT
AT 9 CHONG YIP STREET
KOWLOON - KTIL 444

FOR IDENTIFICATION
PURPOSE ONLY

SCALE 1 : 200	DWG. No. FPS-11
DATE : 08/07/10	HWP DRAWING OFFICE

ALL PLANS ARE SUBJECT TO THE AMENDED PLANS
TO BE APPROVED BY THE BUILDING AUTHORITY.